Filed pursuant to Rule 424(b)(3)

File No. 333-264983

Carlyle AlpInvest Private Markets Fund

Supplement dated January 26, 2024, to the

Prospectus and Statement of Additional Information, each dated July 28, 2023

This supplement amends certain information in the Prospectus and Statement of Additional Information (“SAI”), each dated July 28, 2023, of Carlyle AlpInvest Private Markets Fund (the “Fund”). Unless otherwise indicated, all other information included in the Prospectus and SAI that is not inconsistent with the information set forth in this supplement remains unchanged.

Effective immediately, Garrett Hall is no longer serving as a portfolio manager of the Fund. Accordingly, all references pertaining to Mr. Hall are hereby removed from the Fund’s Prospectus and SAI.

* * *

Please Retain This Supplement for Future Reference